Exhibit 10.3

NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2023 by and among Pyrophyte Acquisition Corp., a Cayman Islands exempted company (“Pyrophyte” or the “Issuer”), Verition Multi-Strategy Master Fund Ltd., a Cayman Islands exempted company with limited liability and a holder of certain Pyrophyte Class A Shares (as defined below) (the “Pyrophyte Shareholder”), and Sio Silica Incorporated, a newly-formed Alberta corporation formed solely for the purposes of engaging in the Transaction (as defined below) and wholly owned by Feisal Somji, a nominee of Sio (as defined below) (“Sio Newco” and following the consummation of the transactions contemplated by the Business Combination Agreement (as defined below), “New SPAC”). Each of Pyrophyte, the Pyrophyte Shareholder, and Sio Newco will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, Pyrophyte, Sio Silica Corporation, an Alberta corporation (“Sio”), Sio Newco and Snowbank Newco Alberta ULC, an Alberta unlimited liability corporation and wholly-owned subsidiary of Pyrophyte (“Pyrophyte Newco”), entered into a Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (i) Pyrophyte shall transfer by way of continuation from the Cayman Islands to Alberta in accordance with the Cayman Islands Companies Act (as revised) and continue as an Alberta corporation in accordance with the applicable provisions of the Business Corporations Act (Alberta), (ii) Pyrophyte shall amalgamate with Sio Newco (the “SPAC Amalgamation”) to form New SPAC, which shall, as a result of the SPAC Amalgamation and prior to the consummation of the transactions contemplated hereunder, assume all rights, covenants and obligations of Sio Newco, including the rights, covenants and obligations under this Agreement (the “Assumption”) and (iii) Sio and Pyrophyte Newco shall amalgamate, and the entity resulting from such amalgamation shall be wholly owned by New SPAC and continue the business operations currently undertaken by Sio (such transactions contemplated by the Business Combination Agreement, the “Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain accredited investors (collectively, the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached to the Business Combination Agreement (the “Subscription Agreement” and collectively, the “Subscription Agreements”) with Pyrophyte and Sio Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the satisfaction or waiver of the conditions set forth therein, to subscribe for and purchase, and Sio Newco has agreed, following the SPAC Amalgamation and Assumption and substantially concurrently with the consummation of the Transaction, to issue and sell to the PIPE Investors the number of common shares of Sio Newco (the “Sio Newco Common Shares”) provided for in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under the Subscription Agreements is hereinafter referred to as the “PIPE Financing”), in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement;

WHEREAS, as of the date of this Agreement, the Pyrophyte Acquisition LLC, a Delaware limited liability company (the “Sponsor”), owns 5,031,250 Class A ordinary shares, par value $0.0001 per share, of Pyrophyte (the “Pyrophyte Class A Shares”);

WHEREAS, as of the date hereof, the Pyrophyte Shareholder is the beneficial owner of 100,000 Pyrophyte Class A Shares (collectively, the “Subject Pyrophyte Ordinary Shares”);

WHEREAS, in connection with the Transaction, Pyrophyte’s shareholders will have the opportunity to redeem their ordinary shares of Pyrophyte in connection with Pyrophyte’s extraordinary general meeting of shareholders to approve the Transaction;

WHEREAS, pursuant to the SPAC Amalgamation, each then issued and outstanding Pyrophyte Class A Share will be exchanged, on a one-for-one basis, for Sio Newco Common Shares; and

WHEREAS, in consideration of the Pyrophyte Shareholder’s commitment to, among other things, not redeem the Subject Pyrophyte Ordinary Shares, and subject to the conditions set forth herein, Pyrophyte desires to issue and sell and the Pyrophyte Shareholder desires to subscribe for the Additional Shares (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Agreement to Vote. The Pyrophyte Shareholder hereby unconditionally and irrevocably agrees, with effect from the date hereof and until the earlier of (x) the date on which this Agreement is terminated in accordance with Section 7 hereof and (y) the Closing Date (the “Voting and Lock-Up Period”), to be present at any meeting of the shareholders of Pyrophyte, and to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, all of the Subject Pyrophyte Ordinary Shares (i) in favor of the Transaction Proposals (as defined in the Business Combination Agreement) and (ii) in opposition to any and all other proposals (1) that could reasonably be expected to delay, impair, or adversely affect the ability of Pyrophyte to consummate the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement (as defined in the Business Combination Agreement) or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, the Transaction and the transactions contemplated thereby, provided that the obligations set forth in this Section 1 shall terminate if there is an Intervening Event that causes a Change in Recommendation.

2.	No Redemption. The Pyrophyte Shareholder hereby agrees that it shall not redeem, or submit a request to Pyrophyte’s transfer agent or otherwise exercise any right to redeem, any Subject Pyrophyte Equity Security. Prior to the Closing and after the last date for redemption of Pyrophyte Class A Shares, the Pyrophyte Shareholder shall deliver to Pyrophyte and Sio Newco evidence that it continues to hold the Subject Pyrophyte Ordinary Shares and that such Subject Pyrophyte Ordinary Shares have not been submitted for redemption. For the avoidance of doubt, the restrictions set forth in this Section 2 shall not apply to any Pyrophyte Class A Shares held by the Pyrophyte Shareholder other than the Subject Pyrophyte Ordinary Shares.

3.	Lock-Up of Subject Pyrophyte Ordinary Shares. The Pyrophyte Shareholder hereby agrees that, with effect from the date hereof and during the Voting and Lock-Up Period, it shall not, directly or indirectly (including by operation of law), (i) sell, assign, transfer, exchange, offer, assign, swap, convert, place a lien on, pledge, or otherwise dispose or encumber any of the Subject Pyrophyte Ordinary Shares, (ii) deposit any of the Subject Pyrophyte Ordinary Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Subject Pyrophyte Ordinary Shares that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) publicly announce any intention to effect, or enter into any contract, option or other arrangement or undertaking with respect to, any transaction specified in clause (i) or (ii) with respect to the Subject Pyrophyte Ordinary Shares, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of the Subject Pyrophyte Ordinary Shares even if such Subject Pyrophyte Ordinary Shares would be disposed of by a Person (as defined in the Business Combination Agreement) other than the Pyrophyte Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations under this Agreement (the covenants under (i)-(v) hereof, the “Lock-Up”). For the avoidance of doubt, the restrictions set forth in this Section 3 shall not apply to any Pyrophyte Class A Shares held by the Pyrophyte Shareholder other than the Subject Pyrophyte Ordinary Shares.

4.	Issuance and Subscription.

4.1	In consideration of the Pyrophyte Shareholder’s performance of its obligations described herein, Pyrophyte agrees to issue and sell and the Pyrophyte Shareholder agrees to subscribe for, immediately prior to the Domestication, an additional 58,570 Pyrophyte Class A Shares (the “Additional Shares”), on the terms and subject to the conditions set forth in this Agreement. Each of the Parties hereto acknowledges and agrees that the Additional Shares will be issued in accordance with the terms of this Agreement.

4.2	The consummation of the transactions contemplated in this Section 4 shall occur immediately prior to the Domestication. Upon written notice from (or on behalf of) Pyrophyte to the Pyrophyte Shareholder (the “Closing Notice”) at least five (5) Business Days prior to the date that Pyrophyte reasonably expects all conditions to the consummation of the Amalgamations to be satisfied (the “Expected Closing Date”), the Pyrophyte Shareholder shall deliver to Pyrophyte no later than two (2) Business Days prior to the date that Pyrophyte reasonably expects the Domestication to occur any information that is reasonably requested in the Closing Notice in order for Pyrophyte to issue the Additional Shares including, without limitation, the legal name of the person in whose name such Additional Shares are to be issued and allotted (or the Pyrophyte Shareholder’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or Form W-8, as applicable. On the Closing Date, prior to the Domestication, Pyrophyte shall issue to the Pyrophyte Shareholder (or the funds and accounts designated by the Pyrophyte Shareholder if so designated by the Pyrophyte Shareholder, or its nominee in accordance with its delivery instructions) or to a custodian designated by the Pyrophyte Shareholder, as applicable, the Additional Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under this Agreement, the governing and organizational documents of Pyrophyte and state or federal securities laws), which Additional Shares, unless otherwise determined by Pyrophyte, shall be uncertificated, with record ownership reflected only in the register of shareholders of Pyrophyte.

4.3	In connection with the SPAC Amalgamation and the Closing of the Transaction, each then issued and outstanding Pyrophyte Class A Share, including the Additional Shares, will be exchanged, on a one-for-one basis, for Sio Newco Common Shares. Sio Newco shall provide evidence from its transfer agent showing the Pyrophyte Shareholder as the owner of the Additional Shares (which shares shall be Sio Newco Common Shares after the Transaction) on and as of the Closing Date within two (2) Business Days of the Closing Date. If the Transaction is not consummated within five (5) Business Days after the Expected Closing Date, any Additional Shares that had been issued shall be cancelled.

4.4	The obligations of Pyrophyte and Sio Newco pursuant to this Section 4 shall be subject to the satisfaction, or waiver by Pyrophyte and Sio Newco, of the following conditions:

(a)	the Pyrophyte Shareholder shall have fully complied with, performed and satisfied its obligations set out in Sections 1-3 hereof, and shall have performed, satisfied and complied in all material respects with all other covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the date of the Domestication; and

(b)	all representations and warranties of the Pyrophyte Shareholder contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the date of the Domestication (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date).

4.5	The consummation of the transactions pursuant to this Section 4 shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the date of the Domestication:

(a)	all conditions precedent to the closing of the Transaction set forth in Article VII of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Business Combination Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing;

(b)	no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(c)	a license under the Environment Act (Manitoba) has been obtained by Sio that would permit Sio to extract high purity silica sand from the Winnipeg Sandstone geological formation situated within Sio’s mining claims and leases located southwest of Vivian, Manitoba at an annual extraction rate of up to 1.34 million tonnes; and

(d)	the Sio Newco Common Shares shall be approved for listing on the New York Stock Exchange or such other national securities exchange as agreed to by Pyrophyte and Sio (the “Stock Exchange”), subject only to official notice of issuance.

4.6	The obligations of the Pyrophyte Shareholder pursuant to this Section 4 shall be subject to the satisfaction, or waiver by the Pyrophyte Shareholder, of the following conditions

(a)	each of Pyrophyte and Sio Newco shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the date of the Domestication; and

(b)	all representations and warranties of each of Pyrophyte and Sio Newco contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the date of the Domestication (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date).

5.	Representations and Warranties.

5.1	Pyrophyte Representations and Warranties. Pyrophyte represents and warrants as of the date hereof and as of the Closing Date to the Pyrophyte Shareholder as follows:

(a)	Pyrophyte (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation and only to the extent such concept exists in such jurisdiction) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Pyrophyte Material Adverse Effect. For purposes of this Agreement, a “Pyrophyte Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Pyrophyte and its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business or financial condition of Pyrophyte and its subsidiaries, taken together as a whole (on a consolidated basis).

(b)	As of the Closing Date, the Pyrophyte Class A Shares representing the Additional Shares will be duly authorized and, when issued and delivered to the Pyrophyte Shareholder against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Agreement, the governing and organizational documents of Pyrophyte or applicable securities laws and other than those imposed by or on the Pyrophyte Shareholder or the Pyrophyte Shareholder’s assets), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under Pyrophyte’s governing and organizational documents or the laws of its jurisdiction of incorporation.

(c)	This Agreement and the Business Combination Agreement (the “Transaction Documents”) have been duly authorized, validly executed and delivered by Pyrophyte and, assuming that the Transaction Documents constitute valid and binding obligations of the other parties thereto, are valid and legally binding obligations of Pyrophyte, and are enforceable against Pyrophyte in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(d)	Assuming the accuracy of the representations and warranties of Sio Newco and the Pyrophyte Shareholder set forth in Section 5.2 and Section 5.3, respectively, of this Agreement, the execution and delivery of this Agreement, the issuance and allotment of the Additional Shares hereunder (upon satisfaction or waiver of the conditions set forth in Section 2), the compliance by Pyrophyte with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Pyrophyte pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Pyrophyte is a party or by which Pyrophyte is bound or to which any of the property or assets of Pyrophyte is subject, (ii) result in any violation of the provisions of the organizational documents of Pyrophyte, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Pyrophyte or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Pyrophyte Material Adverse Effect or materially impact the consummation of the Tranasction.

(e)	As of the date hereof, the authorized share capital of Pyrophyte consists of (i) 200,000,000 Pyrophyte Class A Shares, (ii) 20,000,000 Class B ordinary shares of Pyrophyte, par value $0.0001 per share (“Pyrophyte Class B Shares”), and (iii) 1,000,000 preference shares, par value $0.0001 per share. As of the date hereof, (i) 14,005,087 Pyrophyte Class A Shares, (ii) no Pyrophyte Class B Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights. As of the date of this Agreement, there are no preference shares of Pyrophyte issued and outstanding. As of the date hereof and, except as described in the Pyrophyte SEC Documents (as defined below) and pursuant to the Business Combination Agreement, at the Closing Date, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Pyrophyte any shares or other equity interests in Pyrophyte (collectively, “Pyrophyte Equity Interests”) or securities convertible into or exchangeable or exercisable for Pyrophyte Equity Interests. Except as set forth in the Business Combination Agreement, as of the date hereof and as of the Closing, Pyrophyte has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. Except as described in the Pyrophyte SEC Documents, as of the date hereof and as of the Closing Date, there are no shareholder agreements, voting trusts or other agreements or understandings to which Pyrophyte is a party or by which it is bound relating to the voting of any Pyrophyte Equity Interests, other than as contemplated by the Business Combination Agreement. There are no securities or instruments issued by or to which Pyrophyte is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Additional Shares or the Transaction, except in each case for such anti-dilution or similar provisions the application of which has been effectively waived.

(f)	Assuming the accuracy of the representations and warranties of Sio Newco and the Pyrophyte Shareholder set forth in Section 5.2 and Section 5.3, respectively of this Agreement, Pyrophyte is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other provincial, territorial, federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement (including, without limitation, the issuance of the Additional Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below), (iii) filings required by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the United States Securities and Exchange Commission (the “SEC”), including the registration statement on Form F-4 with respect to the Transaction and the proxy statement/prospectus included therein, (iv) filings or consents required by the Stock Exchange, including with respect to obtaining shareholder approval of the Transaction, if applicable, (v) if the Pyrophyte Shareholder is located in the United States or is a U.S. Person as defined in Regulation S promulgated under the Securities Act (“Regulation S”) (such Pyrophyte Shareholder, a “U.S. Shareholder”), the filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D under the Securities Act, if applicable, (vi) filings required to consummate the Transaction as provided under the Business Combination Agreement, (vii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), if applicable, and (viii) those filings, the failure of which to obtain would not reasonably be expected to have a Pyrophyte Material Adverse Effect.

(g)	Except for such matters as have not had and would not reasonably be expected to have a Pyrophyte Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, threatened in writing against Pyrophyte, (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against Pyrophyte or (iii) written communication from a governmental entity that alleges that Pyrophyte is not in compliance or is in default or violation of any applicable law.

(h)	Pyrophyte is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that Pyrophyte is not in compliance with, or is in default or violation of any applicable law, except where such non-compliance, default, or violation would not, individually or in the aggregate, reasonably be expected to have a Pyrophyte Material Adverse Effect.

(i)	As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to have superseded such original filing, each form, report, statement, schedule, prospectus, proxy, registration statement and other document required to be filed by Pyrophyte with the SEC on or prior to the Closing Date (collectively, as amended and/or restated since the time of their filing, the “Pyrophyte SEC Documents” and, together with the Sio Newco SEC Documents (as defined below), the “SEC Documents”) complied in all material respects with the requirements of the Securities Act (as defined below) and the Exchange Act (as defined below), and the rules and regulations of the SEC promulgated thereunder, and none of the Pyrophyte SEC Documents, when filed, or if amended prior to the Closing Date (such amended Pyrophyte SEC Documents, the “Amended Pyrophyte SEC Documents”), as of the date of such amendment with respect to those disclosures that were amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Pyrophyte included in the Pyrophyte SEC Documents or, if amended, in the Amended Pyrophyte SEC Documents, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of such filing and fairly present in all material respects the financial position of Pyrophyte as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Pyrophyte has filed each report, statement, schedule, prospectus, and registration statement that Pyrophyte was required to file with the SEC since its initial registration of the Pyrophyte Class A Shares with the SEC and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Staff (as defined below) with respect to any of the Pyrophyte SEC Documents.

(j)	Pyrophyte has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Pyrophyte have any knowledge that any of its creditors intends to initiate involuntary bankruptcy proceedings.

(k)	No broker or finder is entitled to any brokerage or finder’s fee or commission or any other payment solely in connection with the issuance of the Additional Shares to the Pyrophyte Shareholder.

(l)	Except as provided in this Agreement and the Subscription Agreements, none of Pyrophyte or any of its affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Additional Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

(m)	The issued and outstanding Pyrophyte Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “PHYT.” As of the date of this Agreement, there is no action pending or, to the knowledge of Pyrophyte, threatened in writing against Pyrophyte by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Pyrophyte Class A Ordinary Shares or terminate the listing of Pyrophyte on the New York Stock Exchange.

(n)	Pyrophyte is not, and immediately after consummation of the transactions contemplated by this Agreement, will not be, an “investment company” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”).

(o)	Pyrophyte has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Pyrophyte have any knowledge that any of its creditors intends to initiate involuntary bankruptcy proceedings.

(p)	Pyrophyte has not entered into any non-redemption agreement with any other investor on terms that are more favorable to such other investor as to the Pyrophyte Shareholder hereunder.

5.2	Sio Newco Representations and Warranties. Sio Newco represents and warrants as of the date hereof and as of the Closing Date to the Pyrophyte Shareholder as follows:

(a)	Sio Newco (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation and only to the extent such concept exists in such jurisdiction) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Sio Newco Material Adverse Effect. For purposes of this Agreement, a “Sio Newco Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Sio Newco and its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business or financial condition of Sio Newco and its subsidiaries, taken together as a whole (on a consolidated basis).

(b)	As of the Closing Date, the Sio Newco Common Shares that will be exchanged for the Additional Shares pursuant to the Transaction will be duly authorized and, when issued and delivered to the Pyrophyte Shareholder against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Agreement, the governing and organizational documents of Sio Newco or applicable securities laws and other than those imposed by or on the Pyrophyte Shareholder or the Pyrophyte Shareholder’s assets), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under Sio Newco’s governing and organizational documents or the laws of its jurisdiction of incorporation.

(c)	This Agreement has been duly authorized and validly executed and delivered by Sio Newco, and assuming the due authorization, execution and delivery of the same by Sio, the Pyrophyte Shareholder and Pyrophyte, this Agreement shall constitute the valid and legally binding obligation of Sio Newco, enforceable against Sio Newco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d)	Assuming the accuracy of the representations and warranties of Pyrophyte and the Pyrophyte Shareholder set forth in Section 5.1 and Section 5.3, respectively, of this Agreement, and the execution and delivery of this Agreement, the issuance and allotment of the Additional Shares hereunder (upon satisfaction or waiver of the conditions set forth in Section 2), the compliance by Sio Newco with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Sio Newco pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Sio Newco is a party or by which Sio Newco is bound or to which any of the property or assets of Sio Newco is subject, (ii) result in any violation of the provisions of the organizational documents of Sio Newco, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Sio Newco or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Sio Newco Material Adverse Effect.

(e)	Assuming the accuracy of the representations and warranties of Pyrophyte and the Pyrophyte Shareholder set forth in Section 5.1 and Section 5.3, respectively, of this Agreement, Sio Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other provincial, territorial, federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement (including, without limitation, the issuance of the Additional Shares pursuant to the Transaction), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement, (iii) filings required by the Securities Act, the Exchange Act, the rules of the SEC, including the registration statement on Form F-4 with respect to the Transaction and the proxy statement/prospectus included therein, (iv) filings or consents required by the Stock Exchange, including with respect to obtaining shareholder approval of the Transaction, if applicable, (v) if the Pyrophyte Shareholder is located in the United States or is a U.S. Shareholder, the filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D under the Securities Act, if applicable, (vi) filings required to consummate the Transaction as provided under the Business Combination Agreement, (vii) the filing of notification under the HSR Act, if applicable, and (viii) those filings, the failure of which to obtain would not reasonably be expected to have a Sio Newco Material Adverse Effect.

(f)	Except for such matters as have not had and would not reasonably be expected to have a Sio Newco Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, threatened in writing against Sio Newco, (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against Sio Newco or (iii) written communication from a governmental entity that alleges that Sio Newco is not in compliance or is in default or violation of any applicable law.

(g)	Sio Newco is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that Sio Newco is not in compliance with, or is in default or violation of any applicable law, except where such non-compliance, default, or violation would not, individually or in the aggregate, reasonably be expected to have a Sio Newco Material Adverse Effect.

(h)	As of the Closing Date, the Sio Newco Common Shares will be eligible for clearing through The Depositary Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and New SPAC will be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Sio Newco Common Shares.

(i)	As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, each form, report, statement, schedule, prospectus, proxy, registration statement and other document required to be filed by Sio Newco with the SEC on or prior to the Closing Date (collectively, as amended and/or restated since the time of their filing, the “Sio Newco SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and none of Sio Newco SEC Documents, when filed, or if amended prior to the Closing Date (such amended Sio Newco SEC Documents, the “Amended Sio Newco SEC Documents”), as of the date of such amendment with respect to those disclosures that were amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Sio Newco included in the Sio Newco SEC Documents or, if amended, in the Amended Sio Newco SEC Documents, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of such filing and fairly present in all material respects the financial position of Sio Newco as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the SEC with respect to any of the Sio Newco SEC Documents as of the date hereof.

(j)	As of the date hereof, the authorized share capital of Sio Newco consists of an unlimited number of common shares and an unlimited number of preferred shares. As of the date hereof: 100 common shares were issued and outstanding. All 100 common shares issued and outstanding have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights or similar. As of the date hereof, except pursuant to (1) the Subscription Agreements, or (2) the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Sio Newco any shares or other equity interests in Sio Newco (collectively, “Sio Newco Equity Interests”) or securities convertible into or exchangeable or exercisable for Sio Newco Equity Interests. Except as set forth in the Business Combination Agreement, as of the date hereof, Sio Newco has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. As of the date hereof, there are no shareholder agreements, voting trusts or other agreements or understandings to which Sio Newco is a party or by which it is bound relating to the voting of any Sio Newco Equity Interests, other than as contemplated by the Business Combination Agreement. There are no securities or instruments issued by or to which Sio Newco is a party containing anti-dilution or similar provisions that will be triggered, by the issuance of the Additional Shares, or the Transaction, except in each case for such anti-dilution or similar provisions the application of which has been effectively waived.

(k)	There is no suit, action, proceeding or investigation pending or, to the knowledge of Sio Newco, threatened against Sio Newco by the SEC, the Stock Exchange, the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada, or other securities commission or securities regulatory authority with respect to any intention by such entity to prohibit the registration of the Sio Newco Common Shares or prohibit the listing of the Sio Newco Common Shares on the Stock Exchange.

(l)	Upon consummation of the Transaction, the issued and outstanding Sio Newco Common Shares are expected to be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Stock Exchange, subject only to official notice thereof.

(m)	Sio Newco is not, and immediately after consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act.

(n)	Sio Newco has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Sio Newco have any knowledge that any of its creditors intends to initiate involuntary bankruptcy proceedings.

5.3	Pyrophyte Shareholder Representations and Warranties. The Pyrophyte Shareholder hereby represents and warrants as of the date hereof and as of the Closing Date to Pyrophyte and Sio Newco as follows:

(a)	If the Pyrophyte Shareholder is a legal entity, the Pyrophyte Shareholder (i) has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into, and perform its obligations under, this Agreement. If the Pyrophyte Shareholder is an individual, the Pyrophyte Shareholder has the legal competence and capacity to enter into and perform its obligations under this Agreement.

(b)	If the Pyrophyte Shareholder is an entity, this Agreement has been duly authorized, validly executed and delivered by the Pyrophyte Shareholder. If the Pyrophyte Shareholder is an individual, the Pyrophyte Shareholder’s signature is genuine and the signatory has the legal competence and capacity to execute this Agreement. Assuming the due authorization, execution and delivery of the same by Sio, Sio Newco and Pyrophyte, this Agreement shall constitute the valid and legally binding obligation of the Pyrophyte Shareholder, enforceable against the Pyrophyte Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c)	The execution, delivery and performance of this Agreement, and the execution of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Pyrophyte Shareholder pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Pyrophyte Shareholder is a party or by which the Pyrophyte Shareholder is bound or to which any of the property or assets of the Pyrophyte Shareholder is subject; (ii) if the Pyrophyte Shareholder is a legal entity, result in any violation of the provisions of the organizational documents of the Pyrophyte Shareholder; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Pyrophyte Shareholder or any of its properties that in the case of clauses (i) and (iii), would have a Pyrophyte Shareholder Material Adverse Effect. For purposes of this Agreement, a “Pyrophyte Shareholder Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Pyrophyte Shareholder that would reasonably be expected to have a material adverse effect on the Pyrophyte Shareholder’s ability to consummate the transactions contemplated hereby.

(d)	The execution, delivery and performance of this Agreement, the receipt of the Additional Shares hereunder, the compliance by the Pyrophyte Shareholder with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any relevant laws and regulations applicable to the issue of the Additional Shares, and the Pyrophyte Shareholder will not cease to be in compliance if the Additional Shares are acquired.

(e)	The Pyrophyte Shareholder (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or a non-U.S. Person, as defined in Regulation S, in each case, satisfying the applicable requirements set forth on Annex A hereto, and accordingly the Pyrophyte Shareholder understands that the issuance of the Additional Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J), (ii) is acquiring the Additional Shares only for its own account and not for the account of others, or in the case of a Pyrophyte Shareholder that is located in the United States or is a U.S. Person (as defined in Regulation S), if the Pyrophyte Shareholder is receiving the Additional Shares as a fiduciary or agent for one or more investor or trust accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or such other person that satisfies the requirements of Annex A hereto and the Pyrophyte Shareholder has sole investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, (iii) is not acquiring the Additional Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, (iv) is resident in or otherwise subject to applicable securities laws of the jurisdiction set out on the signature page hereto and (v) has provided Sio Newco and Pyrophyte with the requested information on Annex A and Annex B (to the extent applicable) following the signature page hereto and the information contained therein is accurate and complete. The Pyrophyte Shareholder is not an entity formed for the specific purpose of acquiring the Additional Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).

(f)	If the Pyrophyte Shareholder is a resident of or otherwise subject to applicable securities laws of any jurisdiction other than the United States, it confirms, represents and warrants that: (i) the Pyrophyte Shareholder is knowledgeable of, or has been independently advised as to, the applicable securities laws of the jurisdiction in which the Pyrophyte Shareholder is resident (the “International Jurisdiction”) and which would apply to the acquisition of the Additional Shares; and (ii) the Pyrophyte Shareholder is acquiring the Additional Shares pursuant to exemptions from the prospectus or registration requirements or equivalent requirements under applicable securities laws or, if such is not applicable, the Pyrophyte Shareholder is permitted to acquire the Additional Shares under the applicable securities laws of the International Jurisdiction without the need to rely on any exemptions; (iii) the applicable securities laws of the International Jurisdiction do not require Pyrophyte and Sio Newco to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Additional Shares; and (iv) the acquisition of the Additional Shares by the Pyrophyte Shareholder does not trigger: (A) any obligation to prepare and file a prospectus or similar document, or any other report with respect to such acquisition in the International Jurisdiction; or (B) any continuous disclosure reporting obligation of the Issuer in the International Jurisdiction; and (C) the Pyrophyte Shareholder will, if requested by the Issuer, deliver to the Issuer a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in subsections (ii), (iii) and (iv) above to the satisfaction of the Issuer, acting reasonably.

(g)	The Pyrophyte Shareholder acknowledges and agrees that the Additional Shares are being issued in a transaction not involving any public offering within the meaning of the Securities Act and that the Additional Shares have not been registered under the Securities Act or the securities laws of any state, province or territory of Canada, or other jurisdiction and that Sio Newco is not required to register the Additional Shares except as set forth in Section 6 of this Agreement. The Pyrophyte Shareholder acknowledges and agrees that the Additional Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Pyrophyte Shareholder in the United States absent an effective registration statement under the Securities Act or in Canada from four months and a day after Sio Newco becoming a “reporting issuer” in any province or territory of Canada, except (i) in respect of a sale by a U.S. Shareholder, to Sio Newco or a subsidiary thereof, (ii) in respect of sales to a U.S. Shareholder, pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1½”), provided that all of the applicable conditions thereof are met, (iii) in an ordinary course pledge such as a broker lien over account property generally, (iv) to non-U.S. Persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S, and, in each of clauses (i)-(iv), in accordance with any applicable securities laws of the states and other jurisdictions of the United States (including, if applicable, Canada Securities Laws), and that any certificates or account entries representing the Additional Shares shall contain a restrictive legend to such effect; or (v) in respect of any sale subject to applicable securities laws and regulations of the provinces and territories of Canada, pursuant to an applicable exemption from the prospectus requirements in Canada as provided for in NI 45-106. The Pyrophyte Shareholder acknowledges and agrees that the Additional Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Pyrophyte Shareholder in Canada from four months and a day after Sio Newco becoming a “reporting issuer” in any province or territory of Canada, except pursuant to an applicable exemption from the prospectus requirements in Canada as provided for in NI 45-106, and that any certificates or account entries representing the Additional Shares shall contain a restrictive legend to such effect. The Pyrophyte Shareholder acknowledges and agrees that the Additional Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Pyrophyte Shareholder may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Additional Shares and may be required to bear the financial risk of an investment in the Additional Shares for an indefinite period of time. The Pyrophyte Shareholder acknowledges and agrees that the Additional Shares may not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”), until the end of any applicable holding period. The Pyrophyte Shareholder acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Additional Shares.

(h)	The Pyrophyte Shareholder understands and agrees that the Pyrophyte Shareholder is acquiring the Additional Shares directly from Pyrophyte. The Pyrophyte Shareholder further acknowledges that, except pursuant to Sections 5.1 and 5.2 hereto, there have been no representations, warranties, covenants or agreements made to the Pyrophyte Shareholder by Pyrophyte, Sio Newco, Sio or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, expressly or by implication.

(i)	The Pyrophyte Shareholder further acknowledges that there have not been, and the Pyrophyte Shareholder hereby agrees that it is not relying on, any statements, representations, warranties, covenants or agreements made to the Pyrophyte Shareholder by Pyrophyte or Sio Newco or its subsidiaries (collectively, the “Acquired Companies”) or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Sio Newco and Pyrophyte set forth in this Agreement.

(j)	In the case of a Pyrophyte Shareholder located in the United States or that is a U.S. Person (as defined in Regulation S), the Pyrophyte Shareholder represents and warrants that its acquisition and holding of such Additional Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(k)	In making its decision to enter into this Agreement and acquire the Additional Shares, the Pyrophyte Shareholder has relied solely upon its independent investigation made by the Pyrophyte Shareholder and the representations of Pyrophyte, and Sio Newco in Sections 5.1 and 5.2 of this Agreement, respectively. The Pyrophyte Shareholder acknowledges and agrees that the Pyrophyte Shareholder has received such information as the Pyrophyte Shareholder deems necessary in order to make an investment decision with respect to the Additional Shares, including with respect to Pyrophyte, the Acquired Companies and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Pyrophyte Shareholder’s investment in the Additional Shares. Without limiting the generality of the foregoing, the Pyrophyte Shareholder acknowledges that it has reviewed Sio Newco’s and Pyrophyte’s filings with the SEC. The Pyrophyte Shareholder represents and agrees that the Pyrophyte Shareholder and the Pyrophyte Shareholder’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Pyrophyte Shareholder and the Pyrophyte Shareholder’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Additional Shares. The Pyrophyte Shareholder acknowledges that certain information provided by Sio Newco or Pyrophyte was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Pyrophyte Shareholder further acknowledges that the information provided to the Pyrophyte Shareholder was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that will be filed with the SEC in connection with the Transaction (which will include substantial additional information about Pyrophyte, the Acquired Companies and the Transaction and will update and supersede the information previously provided to the Pyrophyte Shareholder, including without limitation with respect to any financial statements and other financial information (whether historical or in the form of financial forecasts or projections) of the Acquired Companies, which may have been prepared and reviewed solely by each of Pyrophyte and Sio Newco and their respective officers and employees, as the case may be, and have not been reviewed by any outside party or, except as expressly set forth therein, certified or audited by an independent third-party auditor or audit firm), and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Pyrophyte Shareholder’s obligation to comply with the terms of this Agreement.

(l)	The Pyrophyte Shareholder became aware of transactions contemplated by this Agreement solely by means of direct contact between the Pyrophyte Shareholder and Sio Newco, Pyrophyte or by means of contact from a representative of Sio Newco or Pyrophyte, and the Additional Shares were offered to the Pyrophyte Shareholder solely by direct contact between the Pyrophyte Shareholder and Sio Newco, Pyrophyte or their respective representatives. The Pyrophyte Shareholder did not become aware of the transactions contemplated by this Agreement, nor were the Additional Shares offered to the Pyrophyte Shareholder, by any other means. The Pyrophyte Shareholder acknowledges that Pyrophyte represents and warrants that the Additional Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(m)	If the Pyrophyte Shareholder is or is acting on behalf of a Plan, the Pyrophyte Shareholder represents and warrants that none of Pyrophyte, Sio Newco, Sio or any of their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Additional Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Additional Shares.

(n)	[Reserved].

(o)	The Pyrophyte Shareholder acknowledges that it is aware that there are substantial risks incident to the ownership of the Additional Shares, including those set forth in the SEC Documents. The Pyrophyte Shareholder is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Additional Shares, and the Pyrophyte Shareholder has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Pyrophyte Shareholder has considered necessary to make an informed investment decision. The Pyrophyte Shareholder (i) in respect of issuances to a U.S. Shareholder, is an institutional account as defined in FINRA Rule 4512(c), an “accredited investor” as defined in Rule 501(a) under the Securities Act or is a person that otherwise satisfies the requirements of Annex A hereto, (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the transactions contemplated by this Agreement, including the acquisition of the Additional Shares. The Pyrophyte Shareholder understands and acknowledges that the issuance of the Additional Shares hereunder meets, in respect of issuances to a U.S. Shareholder, (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(p)	The Pyrophyte Shareholder has adequately analyzed and fully considered the risks of an investment in the Additional Shares and determined that the Additional Shares are a suitable investment for the Pyrophyte Shareholder and that the Pyrophyte Shareholder is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Pyrophyte Shareholder’s investment in Pyrophyte. The Pyrophyte Shareholder acknowledges specifically that a possibility of total loss exists.

(q)	The Pyrophyte Shareholder understands and agrees that no federal, state or provincial agency has passed upon or endorsed the merits of the issuance of the Additional Shares or made any findings or determination as to the fairness of this investment.

(r)	The Pyrophyte Shareholder is not (i) a person or entity named (a “Person”) on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States (each a “Sanctioned Country”), (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Pyrophyte Shareholder agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Pyrophyte Shareholder is permitted to do so under applicable law (collectively “Sanctions”). If the Pyrophyte Shareholder is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Pyrophyte Shareholder maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Pyrophyte Shareholder maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Pyrophyte Shareholder maintains policies and procedures reasonably designed to ensure that the funds held by the Pyrophyte Shareholder and used to purchase the Additional Shares were legally derived.

(s)	No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in Sio Newco as a result of the issuance of the Additional Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Pyrophyte from and after the Closing as a result of the issuance of the Additional Shares hereunder.

(t)	In the case of a Pyrophyte Shareholder located in the United States or that is a U.S. Person (as defined in Regulation S), if the Pyrophyte Shareholder is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, the Pyrophyte Shareholder represents and warrants that (i) it has not relied on Sio Newco, Pyrophyte or any of their respective affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Additional Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Additional Shares and (ii) the decision to invest in the Additional Shares has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. section 2510.3 21(c), as amended from time to time (the “Fiduciary Rule”) who is (1) independent of the Transaction Parties; (2) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (3) is a fiduciary (under ERISA and/or section 4975 of the Code) with respect to the Pyrophyte Shareholder’s investment in the Additional Shares and is responsible for exercising independent judgment in evaluating the investment in the Additional Shares; and (4) is aware of and acknowledges that (A) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquirer’s or transferee’s investment in the Additional Shares, and (B) the Transaction Parties have a financial interest in the acquirer’s investment in the Additional Shares on account of the fees and other remuneration they expect to receive in connection with transactions contemplated by this Agreement.

(u)	The Pyrophyte Shareholder acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Sio Newco or Pyrophyte or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of and Pyrophyte and Sio Newco contained in Sections 5.1 and 5.2 of this Agreement, respectively, in making its investment or decision to invest in Pyrophyte.

(v)	No broker or finder has acted on behalf of the Pyrophyte Shareholder in connection with the issuance of the Additional Shares pursuant to this Agreement in such a way as to create any liability Sio Newco or Pyrophyte.

(w)	The Pyrophyte Shareholder hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Pyrophyte Shareholder, shall, directly or indirectly, engage in any hedging activities, derivative transactions or execute any Short Sale or other transaction that would have a similar effect, with respect to the securities of Sio Newco or the Subject Pyrophyte Ordinary Shares prior to the Closing or the earlier termination of this Agreement in accordance with its terms. “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(x)	Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the Pyrophyte Shareholder with the SEC with respect to the beneficial ownership of Pyrophyte’s outstanding securities prior to the date of this Agreement, the Pyrophyte Shareholder is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of Pyrophyte or Sio Newco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(y)	The Pyrophyte Shareholder will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in Pyrophyte or Sio Newco as a result of the issuance of the Additional Shares.

(z)	The Pyrophyte Shareholder acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to Sio Newco and Pyrophyte.

(aa)	The Pyrophyte Shareholder acknowledges that (i) Pyrophyte and Sio Newco, and any of their respective affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding Pyrophyte and Sio Newco that is not known to the Pyrophyte Shareholder and that may be material to a decision to enter into this Agreement and (ii) the Pyrophyte Shareholder has determined to enter into this Agreement notwithstanding its lack of knowledge of such information.

6.	Registration Rights.

6.1	Sio Newco agrees that, within thirty (30) calendar days following the Closing Date, New SPAC will file with the SEC (at New SPAC’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale by the Pyrophyte Shareholder of the Additional Shares (the “Registrable Securities”), and New SPAC shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC; provided, further, that New SPAC shall have the Registration Statement declared effective within ten (10) Business Days after the date New SPAC is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business and (ii) if the SEC is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days in which the SEC remains closed. Upon the Pyrophyte Shareholder’s timely request, New SPAC shall provide a draft of the Registration Statement to the Pyrophyte Shareholder for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the SEC (the “Filing Date”), and the Pyrophyte Shareholder shall provide any comments on the Registration Statement to New SPAC no later than the day immediately preceding the Filing Date. Unless otherwise agreed to in writing by the Pyrophyte Shareholder prior to the filing of the Registration Statement, the Pyrophyte Shareholder shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the SEC requests that the Pyrophyte Shareholder be identified as a statutory underwriter in the Registration Statement, the Pyrophyte Shareholder will have the opportunity to withdraw from the Registration Statement upon its prompt written request to New SPAC. Notwithstanding the foregoing, if the SEC prevents New SPAC from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the SEC. In such event, the number of Registrable Securities or other shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, New SPAC shall amend the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such additional Registrable Securities and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof.

6.2	Sio Newco agrees that, except for such times as New SPAC is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, New SPAC will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to the Pyrophyte Shareholder, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earlier of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which the Pyrophyte Shareholder ceases to hold any Registrable Securities or (iii) on the first date on which the Pyrophyte Shareholder can sell all of its Registrable Securities (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for New SPAC to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and New SPAC shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. For so long as the Registration Statement shall remain effective, New SPAC will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Pyrophyte Shareholder to resell the Registrable Securities pursuant to the Registration Statement, qualify the Registrable Securities for listing on the Stock Exchange and update or amend the Registration Statement as necessary to include Registrable Securities. New SPAC will use its commercially reasonable efforts to, for so long as the Pyrophyte Shareholder holds Registrable Securities, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the SEC in a timely manner all reports and other documents required of New SPAC under the Exchange Act so long as New SPAC remains subject to such requirements to enable the Pyrophyte Shareholder to resell the Registrable Securities pursuant to Rule 144. The Pyrophyte Shareholder agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Registrable Securities to New SPAC (or its successor) upon request to assist New SPAC in making the determination described above.

6.3	New SPAC’s obligations to include the Registrable Securities in the Registration Statement are contingent upon the Pyrophyte Shareholder furnishing in writing to New SPAC a completed selling shareholder questionnaire in customary form that contains such information regarding the Pyrophyte Shareholder, the securities of New SPAC held by the Pyrophyte Shareholder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by New SPAC to effect the registration of the Registrable Securities, and the Pyrophyte Shareholder shall execute such documents in connection with such registration as New SPAC may reasonably request that are customary of a selling shareholder in similar situations, including providing that New SPAC shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of any post-effective amendments to the Registration Statement to address any financial statement updates required by Item 8.A of Form 20-F; provided, that New SPAC shall request such information from the Pyrophyte Shareholder, including the selling shareholder questionnaire, at least five (5) Business Days prior to the anticipated Filing Date of the Registration Statement; and provided, further, under no circumstances shall the Pyrophyte Shareholder be required to sign any type of lock-up agreement. In the case of the registration effected by New SPAC pursuant to this Agreement, New SPAC shall, upon reasonable request, inform the Pyrophyte Shareholder as to the status of such registration. The Pyrophyte Shareholder shall not be entitled to use the Registration Statement for an underwritten offering of Registrable Securities. Notwithstanding anything to the contrary contained herein, New SPAC may delay or postpone filing of such Registration Statement, and from time to time require the Pyrophyte Shareholder not to sell under the Registration Statement or suspend the use of any such Registration Statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of New SPAC or could require premature disclosure of information that would materially adversely affect New SPAC (each such circumstance, a “Suspension Event”); provided, that, (x) New SPAC shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than three (3) times in any three hundred sixty (360) day period, and (y) New SPAC shall use commercially reasonable efforts to make such registration statement available for the sale by the Pyrophyte Shareholder of such securities as soon as practicable thereafter.

6.4	Upon receipt of any written notice from New SPAC of the happening of (i) an issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Pyrophyte Shareholder agrees that (1) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Pyrophyte Shareholder receives copies of a supplemental or amended prospectus (which New SPAC agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or supplement has been filed or unless otherwise notified by New SPAC that it may resume such offers and sales, and (2) it will maintain the confidentiality of, and will not use, any information included in such written notice delivered by New SPAC unless otherwise required by law, subpoena or regulatory request or requirement; provided no notice given pursuant to this Section 6 shall contain material non-public information concerning New SPAC. If so directed by New SPAC, the Pyrophyte Shareholder will deliver to New SPAC or, in the Pyrophyte Shareholder’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the Pyrophyte Shareholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (w) to the extent the Pyrophyte Shareholder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

6.5	The Pyrophyte Shareholder may deliver written notice (an “Opt-Out Notice”) to New SPAC requesting that the Pyrophyte Shareholder not receive notices from New SPAC otherwise required by this Section 6; provided, however, that the Pyrophyte Shareholder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Pyrophyte Shareholder (unless subsequently revoked), (i) New SPAC shall not deliver any such notices to the Pyrophyte Shareholder and the Pyrophyte Shareholder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Pyrophyte Shareholder’s intended use of an effective Registration Statement, the Pyrophyte Shareholder will notify New SPAC in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6.5) and the related suspension period remains in effect, New SPAC will so notify the Pyrophyte Shareholder, within one (1) Business Day of the Pyrophyte Shareholder’s notification to New SPAC, by delivering to the Pyrophyte Shareholder a copy of such previous notice of Suspension Event, and thereafter will provide the Pyrophyte Shareholder with the related notice of the conclusion of such Suspension Event promptly following its availability.

6.6	For purposes of this Section 6, (i) “Registrable Securities” shall mean, as of any date of determination, the Additional Shares and any other equity security issued or issuable with respect to the Registrable Securities by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “the Pyrophyte Shareholder” shall include any affiliate of the Pyrophyte Shareholder to which the rights under this Section 6 shall have been duly assigned.

6.7	Sio Newco shall indemnify and hold harmless the Pyrophyte Shareholder (to the extent the Pyrophyte Shareholder is a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, investment advisors and employees of the Pyrophyte Shareholder, each person who controls the Pyrophyte Shareholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all reasonable out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Pyrophyte Shareholder furnished in writing to Sio Newco by or on behalf of the Pyrophyte Shareholder expressly for use therein or that the Pyrophyte Shareholder has omitted a material fact from such information. Sio Newco shall notify the Pyrophyte Shareholder promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which Sio Newco is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by the Pyrophyte Shareholder. Notwithstanding the forgoing, Sio Newco’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of New SPAC (which consent shall not be unreasonably withheld or delayed).

6.8	The Pyrophyte Shareholder shall, severally and not jointly with any selling shareholder named in the Registration Statement, indemnify and hold harmless Sio Newco, its directors, officers, members, managers, partners, agents and employees, each person who controls Sio Newco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, members, managers, partners, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Pyrophyte Shareholder furnished in writing to Sio Newco by or on behalf of the Pyrophyte Shareholder expressly for use therein. In no event shall the liability of the Pyrophyte Shareholder be greater in amount than the dollar amount of the net proceeds received by the Pyrophyte Shareholder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Notwithstanding the forgoing, the Pyrophyte Shareholder’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Pyrophyte Shareholder (which consent shall not be unreasonably withheld or delayed).

6.9	Any Person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.10	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Registrable Securities acquired pursuant to this Agreement.

6.11	If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Pyrophyte Shareholder shall be limited to the net proceeds received by the Pyrophyte Shareholder from the sale of Registrable Securities giving rise to such contribution obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 7, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.11 from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement or the transactions contemplated hereby.

7.	Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms and (b) the mutual written agreement of the parties hereto to terminate this Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Pyrophyte shall notify the Pyrophyte Shareholder of the termination of the Business Combination Agreement promptly after the termination thereof.

8.	Trust Account Waiver. The Pyrophyte Shareholder hereby acknowledges that, as described in Pyrophyte’s prospectus relating to its initial public offering (the “IPO”) dated October 26, 2021 available at www.sec.gov, Pyrophyte has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Pyrophyte, its public shareholders and certain other parties (including the underwriters of the IPO), and that, except as otherwise described in such prospectus, Pyrophyte may disburse monies from the Trust Account only to (x) its public shareholders in the event they elect to have their Pyrophyte Class A Shares redeemed for cash in connection with the consummation of Pyrophyte’s initial business combination, an amendment to its amended and restated memorandum and articles of association to extend the deadline by which Pyrophyte must consummate its initial business combination, or Pyrophyte’s failure to consummate an initial business combination by such deadline, (y) pay certain taxes from time to time, or (z) Pyrophyte after or concurrently with the consummation of its initial business combination. For and in consideration of Pyrophyte entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pyrophyte Shareholder, on behalf of itself and its affiliates, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Agreement; provided, however, that nothing in this Section 8 shall (i) serve to limit or prohibit the Pyrophyte Shareholder’s right to pursue a claim against Pyrophyte for legal relief against assets held outside the Trust Account (so long as such claim would not affect Pyrophyte’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of Pyrophyte), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Pyrophyte Shareholder may have in the future against Pyrophyte’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect Pyrophyte’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of Pyrophyte) or (iii) be deemed to limit the Pyrophyte Shareholder’s right to distributions from the Trust Account in accordance with Pyrophyte’s amended and restated memorandum and articles of association in respect of any redemptions by the Pyrophyte Shareholder in respect of Pyrophyte Class A Shares acquired by any means other than pursuant to this Agreement. The Pyrophyte Shareholder acknowledges and agrees that such irrevocable waiver is a material inducement to Pyrophyte to enter into this Agreement, and further intends and understands such waiver to be valid, binding, and enforceable against the Pyrophyte Shareholder in accordance with applicable law. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 8 shall survive termination of this Agreement.

9.	Miscellaneous.

9.1	All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9.1. A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 9.1.

9.2	The Pyrophyte Shareholder acknowledges that Sio Newco and Pyrophyte will rely on the acknowledgments, understandings, agreements, representations and warranties of the Pyrophyte Shareholder contained in this Agreement. Prior to the Closing, the Pyrophyte Shareholder agrees to promptly notify Sio Newco and Pyrophyte if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Pyrophyte Shareholder set forth herein are no longer accurate in all material respects. Sio Newco and Pyrophyte acknowledge that the Pyrophyte Shareholder will rely on the acknowledgments, understandings, agreements, representations and warranties of Sio Newco and Pyrophyte contained in this Agreement. Prior to the Closing, each of Sio Newco and Pyrophyte agrees to promptly notify the Pyrophyte Shareholder if it becomes aware that any of their respective acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

9.3	Each of Sio Newco, Pyrophyte and the Pyrophyte Shareholder is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

9.4	Each party hereto shall pay all of its own expenses in connection with this Agreement and the transactions contemplated herein.

9.5	Sio Newco shall be responsible for the fees of its transfer agent, stamp taxes, if applicable, and all of the DTC’s fees associated with the issuance of the Registrable Securities.

9.6	Neither this Agreement nor any rights that may accrue to the Pyrophyte Shareholder hereunder (other than the Registrable Securities acquired hereunder and the rights set forth in Section 6) may be transferred or assigned by the Pyrophyte Shareholder. Neither this Agreement nor any rights that may accrue to Sio Newco or Pyrophyte hereunder may be transferred or assigned by Pyrophyte (provided, that, for the avoidance of doubt, Sio Newco or Pyrophyte may transfer its rights hereunder solely in connection with the consummation of the Transaction and the Assumption). Notwithstanding the foregoing, the Pyrophyte Shareholder may assign its rights and obligations under this Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Pyrophyte Shareholder) or, with Sio Newco’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a the Pyrophyte Shareholder hereunder and have the rights and obligations and be deemed to make the representations and warranties of the Pyrophyte Shareholder provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning the Pyrophyte Shareholder of its obligations hereunder if any such assignee fails to perform such obligations, unless Sio Newco has given its prior written consent to such relief.

9.7	All the agreements, representations and warranties made by each party hereto in this Agreement shall survive the Closing.

9.8	Sio Newco may request from the Pyrophyte Shareholder such additional information as Sio Newco may reasonably deem necessary to evaluate the eligibility of the Pyrophyte Shareholder to acquire the Additional Shares and to register the Registrable Securities for resale, and the Pyrophyte Shareholder shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that Sio Newco agrees to keep any such information provided by the Pyrophyte Shareholder confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or other regulatory agency or under the regulations of the Stock Exchange. The Pyrophyte Shareholder acknowledges that Sio Newco and Pyrophyte may file a form of this Agreement with the SEC as an exhibit to a current or periodic report of Sio Newco and/or Pyrophyte or a registration statement of Sio Newco and/or Pyrophyte.

9.9	This Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

9.10	This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

9.11	Except as otherwise provided herein, this Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as provide herein, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

9.12	The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.13	If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

9.14	No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.15	This Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

9.16	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

9.17	EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

9.18	The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 10.1 of this Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

9.19	This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto.

9.20	Pyrophyte shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Agreement, file with the SEC a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Agreement and the transactions contemplated hereby and thereby and the Transaction, and including as exhibits to the Disclosure Document, the form of this Agreement and the Other Agreement (in each case, without redaction). Notwithstanding anything in this Agreement to the contrary, neither Sio Newco nor Pyrophyte shall publicly disclose the name of the Pyrophyte Shareholder or any of its affiliates or advisers, or include the name of the Pyrophyte Shareholder or any of its affiliates or advisers (i) in any press release, without the prior written consent of the Pyrophyte Shareholder and (ii) any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Pyrophyte Shareholder, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or other regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), Sio Newco or Pyrophyte, as the case may be, shall provide the Pyrophyte Shareholder with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Pyrophyte Shareholder regarding such disclosure. The Pyrophyte Shareholder will promptly provide any information reasonably requested by either Sio Newco or Pyrophyte for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

9.21	The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PYROPHYTE ACQUISITION CORP.

By:	/s/ Sten Gustafson
	Name:	Sten Gustafson
	Title:	Chief Financial Officer

Address for Notices:

Pyrophyte Acquisition Corp.
3262 Westheimer Road, Suite 706
Houston, Texas 77098
Attention: Sten Gustafson

with a copy (not to constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Elliott Smith

Sio Silica Incorporated

By:	/s/ Feisal Somji
	Name:	Feisal Somji
	Title:	Director

Address for Notices:

Sio Silica Incorporated
Suite 1930, 440 – 2nd Avenue SW
Calgary, Alberta
T2P 5E9
Canada
Attention: Feisal Somji

with a copy (not to constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor
New York, New York 10020
Attention: Stephen Alicanti

VERITION MULTI-STRATEGY MASTER FUND LTD.

By:	Verition Fund Management, LLC, solely in its capacity as investment manager

	By:	/s/ William Anderson
	Name:	William Anderson
	Title:	Chief Financial Officer

Address for Notices:
VERITION MULTI-STRATEGY MASTER FUND LTD.
c/o Verition Fund Management LLC
One American Lane
Greenwich, CT 06831